Exhibit 99.1

Envirokare Tech, Inc. Chairman's Letter to the Shareholders

New York, New York – June 26, 2008 - ENVIROKARE TECH, INC. (OTCBB: ENVK)

Dear Shareholders and Friends of Envirokare Tech, Inc.,

We are pleased to provide you with an update on the progress made by our composites industry segment, LRM Industries, LLC ("LRM").  Envirokare, through LRM, its joint venture with Nova Chemicals Inc., is developing state-of-the-art patented TPF ThermoPlastic Flowforming™ and patent-pending STF Sheetless Thermoforming™ technologies, to manufacture and market large molded products from reinforced and non-reinforced thermoplastic polymers.

LRM's business continues on plan and several exciting developments have been accomplished during the first two quarters of fiscal 2008.  Our business has been derived primarily from the building and construction industry.  Recent opportunities are being developed in the transportation, energy, marine, materials handling and agriculture markets.

LRM continues to move forward on the following fronts:

•               Revenues, year-to-date, have exceeded all of 2007.
•               Second quarter revenues for fiscal 2008 are expected to exceed $1 million.
•               Revenues for fiscal 2008 are anticipated to be in excess of $5 million, compared to less than $1 million for fiscal 2007.
•               Revenues for fiscal 2009 are anticipated to more than double those of fiscal 2008.
•               It appears that net income for fiscal 2009 will allow for LRM to operate on a break-even basis.  We believe that this performance is quite positive for a start-up.
•               During the first quarter of fiscal 2008, the Rockledge plant operated 3 shifts/5 days per week.  During March 2008, the plant expanded operations and is currently operating 4 shifts/7 days per week.
•               Current production run-rates have increased from 3.5 million pounds per year to 7.5 million pounds per year, as of May 2008.
•               During the first quarter of fiscal 2008, construction commenced on a new STF Sheetless Thermoforming™ line.  Line construction will be completed late in the second quarter of 2008, with production available on this line during the third quarter of 2008.
•               Employee safety is always a major concern.  The Rockledge facility has operated for more than 190 days without a lost-time or OSHA recordable incident.
•               The rapid growth of our business has created the need for more sophisticated financial and business analysis.  Mr. Timothy Capp joined our LRM management team in March 2008.  Tim brings over ten years of financial experience in plastics-related industries.
•               Thus far in 2008, LRM has filed six U.S. and five foreign patent applications that cover product design and process technology.  To date, there have been four patents issued relating to the TPF ThermoPlastic Flowforming™ technology.

We are encouraged by the progress at LRM, yet we recognize that the true challenge of success rests on our ability to convert our technologies and your investments into bottom line success.  We remain committed to that end.  We thank you for your continued support and interest in both Envirokare and LRM Industries.

Sincerely,

Envirokare Tech, Inc.

Paul G. Gillease

Chairman

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TPF ThermoPlastic Flowforming™ and STF Sheetless Thermoforming™ are emerging process technologies for the low pressure, fully automated molding of long-fiber-reinforced ("LFRT") and non-reinforced thermoplastic large structural parts providing enhanced mechanical properties through, with respect to LFRT parts, the randomization and preservation of fiber length in molded parts.  LFRT and non-reinforced molded products represent two of the fastest growing segments of the worldwide molded plastics market, with applications replacing conventional materials such as steel, aluminum, wood, fiberglass and cement, in nearly all major industrial market segments.  The worldwide market for LFRT and non-reinforced products is estimated to be a multi-billion pound opportunity with double-digit growth rates currently and into the future.  The enhanced mechanical properties of TPF ThermoPlastic Flowforming™ molded products, coupled with low material costs (including the use of recycled polymers) and low conversion costs, make the patented TPF ThermoPlastic Flowforming™ and patent-pending STF Sheetless Thermoforming™ technologies strong contenders for this multi-billion pound opportunity.

Envirokare welcomes inquiries regarding their products and programs.  Interested parties are also directed to the SEC's EDGAR informational system to obtain currently filed Envirokare corporate information.

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A WARNING ABOUT FORWARD-LOOKING STATEMENTS

Any statements contained in this letter that are not statements of historical fact are forward-looking statements.  You can identify these statements by words such as "may," "will", "will be," "expect," "are anticipated,"  "are expected', "estimate," "continue" or other similar words.  These statements discuss future expectations, contain projections of results of operations or financial condition or state other forward-looking information and are based on certain assumptions and analyses made by Envirokare in light of its perception of current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, including such factors as uncertainties in cash flow, expected time and costs of litigation, the volatility and level of oil and natural gas prices, production rates and reserve replacement, reserve estimates, competition, litigation, environmental matters, the potential impact of government regulations, fluctuations in the economic environment and other such matters, many of which are beyond our control.  You are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those expressed or implied in the forward-looking statements.